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                                   EXHIBIT 4.3


                          CERTIFICATE OF DESIGNATION OF
                            RIGHTS AND PREFERENCES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           REDWOOD BROADCASTING, INC.,
                             a Colorado corporation

                      Pursuant to Section 7-106-102 of the
                General Corporation Law of the State of Colorado

        Redwood Broadcasting, Inc., a corporation organized and existing under the laws of the state of Colorado (the "CORPORATION"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of the General Corporation Law of the State of Colorado, the Corporation's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series B Convertible Preferred Stock.

        RESOLVED THAT:

        Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Corporation has the authority to issue Two Million Five Hundred Thousand (2,500,000) shares of $0.04 par value Preferred Stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Colorado;

        Whereas, the Board of Directors previously designated Eight Hundred Thousand (800,000) shares of the Corporation's Preferred Stock as Series A Convertible Preferred Stock.

        Now therefore, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

        1. Designations and Amounts. Four Hundred Thousand (400,000) shares of the Corporation's authorized Preferred Stock are designated as Series B Convertible Preferred Stock.

        2. Definitions.

        For purposes of this Resolution, the following definitions shall apply:

               (a) "Average Fair Market Value" means, with respect to any date, the average of the Closing Price of a share of Common Stock for the twenty trading days preceding such date; provided, however, if there are not publicly reported trades of the Common Stock for at least twenty days during the forty-five day period preceding any such

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date, the "Average Fair Market Value" shall be the fair market value of the
Common Stock as of such date as reasonably determined by the Board of Directors.

            (b) "Board of Directors" shall mean the Board of Directors of the Corporation.

            (c) "Closing Price" means, with respect to any date, the publicly reported closing sales price for a share of Common Stock on such date on the primary market or exchange where the Common Stock is then traded.

            (d) "Common Stock" means the Common Stock, par value $0.004 per share, of the Corporation.

            (e) "Corporation" shall mean Redwood Broadcasting, Inc., a corporation organized and existing under the laws of the state of Colorado.

            (f) "Junior Stock" shall mean the Common Stock and any other class or series of the capital stock of the Corporation (unless such other class or series of capital stock constitutes "Parity Stock" or "Senior Stock").

            (g) "Liquidation Value" shall mean, with respect to each share of Series B Convertible Preferred Stock, an amount equal to $5.85 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus the amount of any accrued but unpaid dividends with respect to such share.

            (h) "Parity Stock" shall mean any class or series of the capital stock of the Corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof and the holders of Series B Convertible Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share and/or liquidation preferences, as the case may be, without one having preference or priority over the other.

            (i) "Series B Issue Date" means the original date of issue of any shares of the Series B Convertible Preferred Stock

            (j) "Senior Stock" shall mean any class or series of capital stock of the Corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof shall be entitled to the receipt of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Convertible Preferred Stock.

        3. Dividends.

        The holders of shares of the Series B Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock or any other Junior Stock of this Corporation and if any dividend shall have not been declared and paid when due, pari passu with the payment of any cash dividend on any Parity Stock, at the rate of

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$0.702 per share per annum and no more (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable on each semi-annual anniversary of the Series B Issue Date; provided, however, notwithstanding the foregoing, the dividends payable for the twelve-month period immediately following the Series B Issue Date shall be paid on the Series B Issue Date. All such dividends shall be paid in cash; provided, however, dividends payable with respect to any period beginning on or after the first anniversary of the Series B Issue Date may be paid, at the option of the Company, 50% in cash and 50% in shares of Common Stock which shall be valued for these purposes at the Average Fair Market Value of the Common Stock as of the date such dividend is paid.

        4. Voting Rights.

        The holders of shares of Series B Convertible Preferred Stock shall have no voting rights except for those minimum voting rights required by the Business Corporation Act of the state of Colorado, in which case the Series B Convertible Preferred Stock shall vote together with the Common Stock as a single class, unless the Business Corporation Act of the state of Colorado requires that the Series B Convertible Preferred Stock has the right to vote separately as a single class.

        5. Conversion.

            (a) Holder's Right to Convert.

                (i) Subject to compliance with any applicable governmental rules and regulations, each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for the Series B Convertible Preferred Stock, into a number of fully paid and nonassessable share(s) of Common Stock equal to the Conversion Rate (as defined below) in effect at the time of conversion. Conversion of the Series B Convertible Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation, or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors (the "Transfer Agent", which may be the Corporation), of the certificate for such shares of Series B Convertible Preferred Stock to be converted accompanied by a written notice (the "Conversion Notice") stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this subsection 5(a) and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. (The date upon which such items are surrendered to the Corporation is the "Conversion Notice Date").

                (ii) In case the Conversion Notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such names or names. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such Conversion Notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the

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holder of the shares of Series B Convertible Preferred Stock being converted shall be entitled, and (ii) if less than the full number of shares of Series B Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Convertible Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series B Convertible Preferred Stock being converted. The rights of the holder of shares of Series B Convertible Preferred Stock as to the shares being converted shall cease as of the Conversion Notice Date except for (i) the right to receive shares of Common Stock in accordance herewith upon surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, and (ii) the right to receive any accrued and unpaid dividends thereon. In the event of any conversion pursuant to Section 5(a), any accrued and unpaid dividends with respect to the shares of Series B Convertible Preferred Stock converted shall be paid, at the option of the Company (i) by issuing an additional number of shares of Common Stock to each holder equal to the aggregate amount of accrued and unpaid dividends with respect to such shares divided by the Conversion Price in effect as of the Conversion Notice Date, (ii) by paying such dividends (either in cash or in Common Stock, as permitted pursuant to Section 3) on or before the date which is 30 days after the Conversion Notice Date, or (iii) any combination of (i) and
(ii). The person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of such surrender.

            (b) The Corporation's Election to Cause Conversion. The Corporation may, at its election, cause each share of Series B Convertible Preferred Stock to be automatically converted into a number of fully paid and nonassessable share(s) of Common Stock equal to the Conversion Rate (as defined below) then in effect as of any date (an "Automatic Conversion Date") on which the Closing Price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share. The Corporation shall effectuate the election described in the preceding sentence by mailing notice of the Corporation's election to cause the conversion of the Series B Convertible Preferred Stock to the holders of record thereof not less than five (5) days following the Automatic Conversion Date. Notwithstanding the foregoing, in no event shall such shares be converted pursuant to this Section 5(b) prior to the first anniversary of the Series B Issue Date or at any time when there are any accrued and unpaid dividends outstanding on the Series B Convertible Preferred Stock. Effective immediately upon such conversion, the rights of the holders of shares of Series B Convertible Preferred Stock as to all such shares shall cease, except for (i) the right to receive shares of Common Stock in accordance herewith upon surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, and (ii) the right to receive any accrued and unpaid dividends thereon. The person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the Automatic Conversion Date. Upon surrender by the holders of Series B Convertible Preferred Stock of their certificate(s) representing such stock, and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled.

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            (c) "Conversion Rate" The "Conversion Rate" shall equal, subject to the adjustments set forth in Section 5(f) and 5(g), an amount equal to $5.85 divided by the Conversion Price. The "Conversion Price" shall equal, at any time, (i) $5.85 minus (ii) (x) the aggregate amount of accrued dividends per share which are then unpaid (excluding any dividends that accrued less than fifteen (15) days prior to such time), times (y) 0.64103; provided, however, for the purposes of computing the Conversion Price with respect to any conversion pursuant to Section 5(a) or 5(b), any dividends that are paid on or before the date which is thirty (30) days after the Conversion Notice Date shall be treated as having been paid immediately prior to the time of such conversion.

            (d) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Convertible Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock (if necessary) to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock.

            (e) In connection with the conversion of any shares of Series B Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Fair Market Value as of the Conversion Notice Date (or date of conversion pursuant to Section 5(b)).

            (f) Adjustments. In the event this Corporation subdivides the outstanding shares of Common Stock, or issues additional shares of Common Stock as a dividend on shares of Common Stock, the Conversion Rate shall be proportionately increased, and in the event the Corporation combines the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased.

            (g) Effect of Certain Transactions.

                (i) In case of any capital reorganization or reclassification of outstanding shares of Common Stock or in case of any merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Convertible Preferred Stock was convertible immediately prior to such Transaction; provided, however, that, if in connection with the Transaction a tender or exchange offer shall have been made and there shall have been acquired pursuant thereto more than 50% of the outstanding shares of Common Stock, each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of Series B Convertible Preferred Stock had the holder thereof (i) immediately

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prior to such tender or exchange offer converted that portion of the shares of
Series B Convertible Preferred Stock equal to the percentage of shares of the then outstanding Common Stock so purchased in the tender or exchange offer and accepted such offer and sold therein all of such shares of Common Stock obtained upon such conversion and (ii) converted the remaining portion of the Series B Convertible Preferred Stock into shares of Common Stock immediately prior to the consummation of such Transaction. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5(g) with respect to rights and interests thereafter of the holders of shares of Series B Convertible Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (other than cash) deliverable upon conversion of the shares of Series B Convertible Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property (including cash) other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 5(g) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

                (ii) Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving or resulting person (if not the Corporation) thereof shall assume, by written instrument delivered to each holder of shares of Series B Convertible Preferred Stock, the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

        6. Liquidation, Dissolution or Winding Up.

            (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any other applicable United States or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received the Liquidation Value with respect to each share, or (ii) to the holders of shares of Parity Stock unless the holders of shares of Series B Convertible Preferred Stock shall have received distributions made ratably to the holders of the Series B Convertible Preferred Stock and the Parity Stock in proportion to the sum of the total Liquidation Value of all outstanding shares

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of Series B Convertible Preferred Stock and the total amounts to which the holders of all shares of Parity Stock would be entitled upon such liquidation, dissolution or winding up.

            (b) Neither the consolidation, merger or other business combination of the corporation with or into any other entity nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this
Section 6.

        7. No Preemptive Rights.

        No holder of the Series B Convertible Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Colorado.

        8. Reacquired Shares.

        Any shares of Series B Convertible Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series B Convertible Preferred Stock shall, upon their cancellation, become authorized but unissued shares of preferred stock of the Corporation, $.004 par value.

        IN WITNESS WHEREOF, REDWOOD BROADCASTING, INC., has caused this Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock to be duly executed by its President this 28th day of May, 1999.


                                            REDWOOD BROADCASTING, INC.

                                            /s/ Ron Conquest
                                            ------------------------------------
                                            Ron Conquest
                                            President

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